SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to Section 240.14a-12

Johnson Outdoors Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JOHNSON OUTDOORS INC.

555 MAIN STREET

RACINE, WISCONSIN 53403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 1, 2006

To the Shareholders of

JOHNSON OUTDOORS INC.:

The annual meeting of Shareholders of Johnson Outdoors Inc. will be held on Wednesday, March 1, 2006 at 10:00 a.m., local time, at the Company’s Headquarters, located at 555 Main Street, Racine, Wisconsin, for the following purposes:

1.	To elect six directors to serve for the ensuing year.

2.	To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as auditors of the Company for its fiscal year ending September 29, 2006.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on Thursday, January 12, 2006 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Holders of Class A common stock, voting as a separate class, are entitled to elect two directors and holders of Class B common stock, voting as a separate class, are entitled to elect the remaining directors. The holders of Class A common stock and Class B common stock, voting as a single class, are entitled to vote on the proposal for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

All shareholders of record are cordially invited to attend the meeting in person. Whether or not you plan to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible.

By Order of the Board of Directors

Alisa Swire

Secretary

Racine, Wisconsin

January 27, 2006

JOHNSON OUTDOORS INC.

555 Main Street

Racine, Wisconsin 53403

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held March 1, 2006

This Proxy Statement, which is first being mailed to shareholders on or about January 30, 2006 to shareholders of record as of the close of business on January 12, 2006, is furnished in connection with the solicitation of proxies by the Board of Directors of Johnson Outdoors Inc. (the “Company”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, to be used at the Annual Meeting of Shareholders of the Company to be held on Wednesday, March 1, 2006 at 10:00 a.m., local time, at the Company’s Headquarters, located at 555 Main Street, Racine, Wisconsin, and at any adjournment or postponement thereof (the “Annual Meeting”).

You may vote by attending the Annual Meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If you submit a proxy without giving voting instructions, the persons named as proxies on the proxy card will vote your shares (1) FOR the election of the directors named in this Proxy Statement and (2) FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

As of the date of this Proxy Statement, the Company does not expect a vote to be taken on any matters at the Annual Meeting other than the proposals set forth in the Notice of Annual Meeting of Shareholders. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place. The individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting.

If you hold shares of the Company’s common stock as a participant in the Company’s 401(k) Retirement and Savings Plan, the trustee for the Retirement and Savings Plan will vote the shares you hold through the plan as you direct. The Company will provide plan participants who hold Company common stock through the plan with forms on which participants may communicate their voting instructions. If voting directions are not received for shares held in the Retirement and Savings Plan, those shares will be voted as “Abstentions” in the case of the proposal to ratify the Company’s independent registered public accounting firm and as a “Withhold” in the case of the proposal to elect the directors named in this Proxy Statement.

You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of the Company, by requesting a ballot at the Annual Meeting and voting in person or by submitting a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian. If a shareholder properly signs and returns the proxy card but does not specify how to vote, then the shareholder’s shares will be voted in FAVOR of the election of the directors listed in the enclosed proxy and in FAVOR of the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

Telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that the shareholder must bear.

The record date for shareholders entitled to notice of and to vote at the Annual Meeting is January 12, 2006. On the record date, the Company had outstanding and entitled to vote 7,760,677 shares of Class A common stock and 1,219,667 shares of Class B common stock. Holders of Class A common stock, voting as a separate class, elect two directors and are entitled to one vote per share for directors designated to be elected by holders of Class A common stock. Holders of Class B common stock elect the remaining directors and are entitled to one vote per share for directors designated to be elected by holders of Class B common stock. Holders of Class A common stock and Class B common stock voting together as a single voting group are entitled to vote on the proposal for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year, and the holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to ten votes per share on this proposal.

ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors have been duly elected. The Company’s Articles of Incorporation provide that holders of Class A common stock have the right to elect 25% or the next highest whole number of the authorized number of directors and the holders of Class B common stock are entitled to elect the remaining directors. At the Annual Meeting, holders of Class A common stock will be entitled to elect two directors and holders of Class B common stock will be entitled to elect four directors. Terry E. London and John M. Fahey, Jr. (the “Class A Directors”) are the nominees designated to be voted on by the holders of Class A common stock, and Helen P. Johnson-Leipold, Thomas F. Pyle, Jr., Edward F. Lang and W. Lee McCollum (the “Class B Directors”) are the nominees designated to be voted on by the holders of Class B common stock.

Proxies received from holders of Class A common stock will, unless otherwise directed, be voted for the Class A Directors and proxies received from holders of Class B common stock will, unless otherwise directed, be voted for the Class B Directors. Proxies of holders of Class A common stock cannot be voted for more than two persons and proxies of holders of Class B common stock cannot be voted for more than four persons. Class A Directors are elected by a plurality of the votes cast by the holders of Class A common stock and Class B Directors are elected by a plurality of the votes cast by the holders of Class B common stock, in each case assuming a quorum is present at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes cast by holders of the class of common stock entitled to vote in the election of such directors are elected as directors up to the maximum number of directors to be chosen at the meeting by such class. Consequently, any shares not voted on this matter (whether by withholding authority to vote in the election of directors or otherwise) will have the effect of a vote against election of the directors.

Listed below are the nominees of the Board of Directors for election at the Annual Meeting. Each of the nominees is presently a director of the Company other than Edward F. Lang. Mr. Lang was recommended for election as a director to the Nominating and Corporate Governance Committee by Helen P. Johnson-Leipold, the Company’s Chairman and Chief Executive Officer. The Nominating and Corporate Governance Committee evaluated Mr. Lang by reviewing his background and experience and through a series of personal and telephonic interviews. The Nominating and Corporate Governance Committee, after evaluating Mr. Lang’s qualifications, unanimously voted to recommend Mr. Lang to the Board of Directors as a nominee for the open Director’s seat. The Board of Directors, in turn, unanimously voted to nominate Mr. Lang for election as a Director and to include his nomination in this Proxy Statement. The Company anticipates that the nominees for election as directors will be candidates when the election is held. However, if any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substituted nominees (except where the proxy withholds authority with respect to the election of directors). Gregory E. Lawton is currently a director of the Company but will not stand for election at the Annual Meeting.

Name	Age	Business Experience During Last Five Years	Director Since

Class A Directors

Terry E. London	56	President of London Partners LLC, a private investment firm, since July 2001. Director of Pier 1 Imports, Inc.	1999

John M. Fahey, Jr.	54	President and Chief Executive Officer and Chairman of the Executive Committee of the Board of Trustees of the National Geographic Society, a nonprofit scientific and educational organization, since March 1998. Director of Exclusive Resorts and LIME.	2001

Class B Directors

Helen P. Johnson-Leipold	49	Chairman and Chief Executive Officer of the Company since March 1999. Chairman, Johnson Financial Group. Director of S.C. Johnson & Son, Inc., JohnsonDiversey, Inc. and Johnson Financial Group.	1994

Thomas F. Pyle, Jr.	64	Vice Chairman of the Board of the Company since October 1997. Chairman of The Pyle Group, a financial services and investments firm, since September 1996. Director of Sub Zero Corporation and OpGen, Inc.	1987

Name	Age	Business Experience During Last Five Years	Director Since

W. Lee McCollum	56	Executive Vice President and Chief Financial Officer of S.C. Johnson & Son, Inc. (manufacturer of household consumer products) since January 2005. Senior Vice President and Chief Financial Officer of S.C. Johnson & Son, Inc. from 1997 until January 2005. Director of Johnson Bank, Sigma-Aldrich Corporation, and Cofresco Frischhalteprodukte GmbH.	2005

Edward F. Lang	43	Executive Vice President of Finance and Administration and Chief Financial Officer of the Nashville Predators (the “Predators”), a National Hockey League team, since July 2003. Senior Vice President and Chief Financial Officer of the Predators from June 1997 until June 2003. Director of Nashville’s Adventure Science Center, Make-A-Wish Foundation of Middle Tennessee, Nashville Predators Foundation and Nashville Downtown Partnership.	Nominee

DIRECTOR’S MEETINGS AND COMMITTEES

Meetings and Attendance

The Board of Directors has standing Executive, Audit, Compensation, and Nominating and Corporate Governance Committees. During the year ended September 30, 2005, there were seven meetings of the Board of Directors, eight meetings of the Audit Committee, three meetings of the Compensation Committee, three meetings of the Nominating and Corporate Governance Committee and no meetings of the Executive Committee. Each incumbent director attended at least 75% of the aggregate number of (i) meetings of the Board of Directors held during the period for which he or she was a director during fiscal 2005 and (ii) meetings of the committees on which the director served during fiscal 2005.

Committees

The Executive Committee assists the Board of Directors in developing and evaluating general corporate policies and objectives and in discharging the Board of Director’s responsibilities with respect to the management of the business and affairs of the Company when it is impracticable for the full Board to act. Present members of the Executive Committee are Mr. Pyle and Ms. Johnson-Leipold.

The Audit Committee presently consists of Messrs. London (Chairman), Pyle and Fahey. The Audit Committee’s primary duties and responsibilities are to: (1) appoint the Company’s independent auditors and determine their compensation; (2) serve as an independent and objective party to monitor the Company’s compliance with legal and regulatory requirements and the Company’s financial reporting, disclosure controls and procedures and internal controls and procedures; (3) review, evaluate and oversee the audit efforts of the Company’s independent auditors and internal auditors; (4) provide an open avenue of communication among the independent auditors, management, the internal auditors, and the Board of Directors; and (5) prepare the Audit Committee Report required to be included in the Company’s annual proxy statement. The Audit Committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s report required by the rules of the Securities and Exchange Commission (“SEC”) appears on page 9.

The Compensation Committee presently consists of Messrs. Pyle (Chairman), Fahey and London. The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation programs and compensation of the Company’s directors, officers and, at the option of the Committee, other managerial personnel of the Company and its subsidiaries, including, without limitation, fixing the cash compensation of such persons, establishing and administering compensation and benefit plans for such persons and determining awards thereunder. Generally, the Compensation Committee also administers all equity-based plans, such as stock option and restricted stock plans in accordance with the terms of such plans.

The Nominating and Corporate Governance Committee presently consists of Messrs. Fahey (Chairman), London and Pyle. The Nominating and Corporate Governance Committee provides assistance to the Board of Directors in fulfilling its responsibilities by: (1) identifying individuals qualified to become directors and recommending to the Board of Directors candidates for all directorships to be filled by the Board of Directors or by the shareholders of the Company; (2) identifying directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors; and (3) taking a leadership role in shaping the corporate governance of the Company.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board of Directors has determined that the Company is a “Controlled Company,” as defined in NASDAQ Stock Market Rule 4350(c)(3). The Board has based this determination on the fact that Helen P. Johnson-Leipold is deemed to be the beneficial owner of more than 50% of the voting power of the Company. The Company therefore is exempt from certain independence requirements of the NASDAQ Stock Market rules, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and the requirement to maintain a Nominating and Corporate Governance Committee and a compensation committee composed entirely of independent directors. Notwithstanding such exemption, the Board of Directors has reviewed the independence of the nominees for election to the Board at the Annual Meeting under the applicable standards of the NASDAQ Stock Market. Based upon this review, of the six nominees, the Board of Directors has determined that Messrs. Fahey, London and Pyle are “independent directors” under those standards.

Director Nominations

The Company has a standing Nominating and Corporate Governance Committee. Based upon the review described under “Corporate Governance Matters — Director Independence,” the Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee, including the following information: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of the common stock (of each class) beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of the common stock (regardless of class) beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. The Company’s Bylaws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the Bylaws. Pursuant to these requirements, a shareholder must give a written notice of intent to the Secretary of the Company not more than 90 days prior to the date of the annual meeting and not later than the close of business on the later of (i) the 60th day prior to the annual meeting and (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee of the Board of Directors seeks to ensure that the Board of Directors possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board of Directors is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. In addition, the Nominating and Corporate Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Corporate Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. In addition, the Nominating and Corporate Governance Committee believes that the following specific qualities and skills are necessary for all directors to possess:

•	A director should be highly accomplished in his or her respective field, with superior credentials and recognition.

•	A director should have expertise and experience relevant to the Company’s business, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	A director must have time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

•	A director should have demonstrated the ability to work well with others.

Mr. Lang, a nominee for election to the Board of Directors at the Annual Meeting who is not an incumbent director, was recommended to the Nominating and Corporate Governance Committee by Helen P. Johnson-Leipold, the Company’s Chairman and Chief Executive Officer. After due consideration of Mr. Lang’s qualifications, the Nominating and Corporate Governance Committee chose to recommend Mr. Lang to the Board of Directors for election as a director of the Company.

Charters of Committees

The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Company maintains a website at www.johnsonoutdoors.com. The Company makes available on its website, free of charge, copies of each of these charters. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement.

Communications between Shareholders and the Board of Directors

Shareholders may communicate with the Board of Directors by writing to the Secretary of the Company at Johnson Outdoors Inc., care of the Board of Directors (or, at the shareholder’s option, care of a specific director), 555 Main Street, Suite 342, Racine, Wisconsin 53403. Subject to the conditions described below, the Secretary will ensure that this communication (assuming it is properly marked care of the Board of Directors or care of a specific director) is delivered to the Board of Directors or the specified director, as the case may be. Each such communication should indicate that the sender is a shareholder of the Company and that the sender is directing the communication to one or more individual directors or to the Board of Directors as a whole.

All communications will be compiled by the Company’s Secretary and submitted to the Board of Directors or the individual directors on a monthly basis unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or its business or communications that relate to improper or irrelevant topics. The Secretary may also attempt to handle a communication directly where appropriate, such as where the communication is a request for information about the Company or where it is a stock-related matter.

Directors are encouraged to attend the Company’s Annual Meeting of Shareholders. All of the incumbent directors serving as a director at the time of the meeting attended the Company’s 2005 Annual Meeting of Shareholders.

Employee Code of Conduct and Code of Ethics and Procedures for Reporting of Accounting Concerns

The Company has adopted an Employee Code of Business Conduct (the “Code of Conduct”). The Company requires all directors, officers and employees to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires the Company’s directors, officers and employees to avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. The Company has placed a copy of the Code of Conduct on its website located at www.johnsonoutdoors.com. In addition, all directors, officers and salaried employees are required to complete compliance training on the Code of Conduct and certain other subjects on an annual basis.

The Company also adopted a Code of Ethics for Chief Executive Officer and Senior Financial and Accounting Officers (the “Code of Ethics”), which governs the conduct of the Company’s Chief Executive Officer, Chief Financial Officer and its other senior financial officers and executives. The Code of Ethics supplements the Code of Conduct and is intended to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest; full, fair, accurate, timely and understandable disclosure in the Company’s public documents; compliance with applicable laws and regulations; the prompt reporting of violations of the Code of Ethics; and accountability for adherence to the Code of Ethics. The Company has placed a copy of the Code of Ethics on its website located at www.johnsonoutdoors.com. The Company intends to disclose any amendments to, or waivers from, the Code of Ethics on its corporate website.

Further, the Company has established “whistle-blower procedures” which provide a process for the confidential and anonymous submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures provide substantial protections to employees who report Company misconduct.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee is comprised of three members of the Company’s Board of Directors. Based upon the review described under “Corporate Governance Matters — Director Independence,” the Board of Directors has determined that each member of the Audit Committee is independent under the applicable standards and rules of the NASDAQ Stock Market and the SEC. The duties and responsibilities of the Company’s Audit Committee are set forth in the Audit Committee Charter, which is attached as Appendix A to this Proxy Statement.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee has oversight responsibility for the quality and integrity of the financial reporting practices of the Company. While the Audit Committee has oversight responsibility, the primary responsibility for the Company’s financial reporting, disclosure controls and procedures and internal controls and procedures rests with management, and the Company’s independent auditors are responsible for auditing the Company’s financial statements.

In discharging its oversight responsibility as to the audit process, the Audit Committee has:

•	reviewed and discussed the audits of the Company’s financial statements and internal controls for the fiscal year ended September 30, 2005, with the Company’s management and with the Company’s independent auditors;

•	discussed with the Company’s independent auditors the matters required to be discussed by SAS 61, as modified or supplemented (Codification for Statements on Auditing Standards); and

•	received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and has discussed with its independent auditors its independence.

Based upon the above-described review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for filing with the SEC.

The Audit Committee of the Board of Directors

Terry E. London, Chairman

Thomas F. Pyle, Jr.

John M. Fahey, Jr.

Audit Committee Financial Expert

The Company’s Board of Directors has determined that one of the members of the Audit Committee, Terry E. London, qualifies as an “audit committee financial expert” as defined by the rules of the SEC based on his work experience and education.

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees the Company was billed for audit and non-audit services rendered by the Company’s independent auditors, Ernst & Young LLP, during fiscal 2005 and 2004:

Service Type	2005	2004
Audit Fees (1)	$1,460,848	$720,041
Audit-Related Fees (2)	—	2,040
Tax Fees (3)	78,000	98,275
All Other Fees	—	—
Total Fees Billed	$1,538,848	$820,356

(1)	Includes fees for professional services rendered in connection with the audit of the Company’s financial statements for the fiscal years ended September 30, 2005 and October 1, 2004; the audit of internal control over financial reporting; the reviews of the financial statements included in each of the Company’s quarterly reports on Form 10-Q during those fiscal years; and consents and assistance with documents filed by the Company with the SEC.

(2)	Consists of fees for consultation regarding the Company’s Sarbanes-Oxley compliance efforts in fiscal 2004.

(3)	Primarily consists of fees for the preparation of statutory tax returns and other tax assistance in foreign jurisdictions.

The Audit Committee of the Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by the Company’s independent auditors. These non-audit services are evaluated by the Audit Committee taking into account scope, fees, and applicable laws and regulations (including SEC rules) related to the independence of the independent auditors. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting.

Since the effective date of the SEC rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of the Company’s independent auditors to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

COMPENSATION OF DIRECTORS

Retainer and Fees. Each director who is not an employee of the Company (each a “non-employee director”) is entitled to receive an annual retainer of $25,000 and generally $1,500 for each meeting of the Board of Directors and each committee meeting attended (whether or not such director is a member of that committee). The Vice Chairman of the Board of Directors receives an additional annual retainer of $40,000. Non-employee directors are also entitled to receive an annual retainer of $5,000 for each committee of the Board of Directors which they chair.

Stock-Based Plans. The Company maintains the Johnson Outdoors Inc. 2003 Non-Employee Director Stock Ownership Plan (the “2003 Director Plan”). The 2003 Director Plan provides for up to 150,000 shares of Class A common stock to be issued to non-employee directors. The plan provides that upon first being elected or appointed as a director of the Company, and thereafter, on the first business day after the Company’s annual meeting of shareholders, that each non-employee director of the Company automatically receives a restricted stock award in each year during the existence of the 2003 Director Plan. The award is intended to deliver a greater portion of director compensation in the form of equity, with the amount on date of award being equal to $25,000, with the shares of restricted stock being valued at their fair market value per share on the date of the award. Prior to calendar year 2006, the annual economic value was $20,000 and was equally divided between restricted stock awards and stock options, with the basis for the division as follows: the restricted stock grants were valued at the fair market value per share on the date of the award, and the stock options were valued as of the date of the grant using the Black-Scholes Option Pricing Model. Accordingly, on July 27, 2005, the Board of Directors awarded stock options exercisable for 2,304 shares of Class A common stock and granted 586 shares of restricted Class A common stock to each Non-Employee Director of the Company at that time (Messrs. Fahey, Lawton, London, McCollum and Pyle).

The exercise price for options granted to non-employee directors is equal to the fair market value of a share of Class A common stock on the date of grant. Options have a term of ten years and become fully exercisable one year after the date of grant. The shares of Class A common stock granted to non-employee directors in the form of restricted stock awards cannot be sold or otherwise transferred while the non-employee director remains a director of the Company and thereafter the restrictions will lapse. However, a non-employee director may transfer the shares to any trust or other estate in which the director has a substantial interest or a trust of which the director serves as trustee or to his or her spouse and certain other related persons, provided the shares will continue to be subject to the transfer restrictions described above.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth certain information at January 1, 2006 regarding the beneficial ownership of each class of Company common stock by each director (including each incumbent and nominee director), each person known by the Company to own beneficially more than 5% of either class of the Company’s common stock (including any “group” as set forth in Section 13(d)(3) of the Exchange Act), each of the officers named in the Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”), and all directors and current executive officers as a group based upon information furnished by such persons.

The Company has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of January 1, 2006 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 7,859,567 shares of Class A common stock and 1,219,667 shares of Class B common stock outstanding as of January 1, 2006.

	Class A Common Stock(1)				Class B Common Stock(1)
Name and Address	Number of Shares		Percentage of Class Outstanding		Number of Shares		Percentage of Class Outstanding
Johnson Bank (2) 555 Main Street Racine, Wisconsin 53403	2,508,085	(3)	31.9%		151,366	(3)	12.4%

Helen P. Johnson-Leipold (2) 555 Main Street Racine, Wisconsin 53403	1,310,244	(4)	16.3%		1,062,972	(4)	87.2%

TowerView LLC c/o The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801	830,000	(5)	10.6	%(5)	—		—

Dr. H. Fisk Johnson (2) 555 Main Street Racine, Wisconsin 53403	915,423	(6)	11.6%		29,034	(6)	2.4%

Winifred J. Marquart (2) 555 Main Street Racine, Wisconsin 53403	434,770	(7)	5.5%		15,258	(7)	1.3%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	419,900	(8)	5.3	%(8)	—		—

Paul A. Lehmann	40,000		*		—		—

Thomas F. Pyle, Jr.	33,724	(9)	*		—		—

Gregory E. Lawton	25,043	(10)	*		—		—

John M. Fahey, Jr.	21,071	(11)	*		—		—

Jervis B. Perkins	18,609	(12)	*		—		—

Terry E. London	7,998	(13)	*		—		—

W. Lee McCollum	586		*		—		—

Edward F. Lang	0		*		—		—

All directors and current executive officers as a group (9 persons)	1,420,291	(14)	17.5%		1,062,972		87.2%

*	The amount shown is less than 1% of the outstanding shares of such class.

(1)	Shares of Class B common stock (“Class B Shares”) are convertible on a share-for-share basis into shares of Class A common stock (“Class A Shares”) at any time at the discretion of the holder thereof. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Class A Shares. However, in order to avoid overstatement of the aggregate beneficial ownership of Class A Shares and Class B Shares, the Class A Shares reported in the table do not include Class A Shares which may be acquired upon the conversion of Class B Shares.

(2)	Helen P. Johnson-Leipold, Imogene P. Johnson, JWA Consolidated, Inc., Johnson Bank, Dr. H. Fisk Johnson, S. Curtis Johnson and Winifred J. Marquart, pursuant to a Schedule 13D, as amended, are members of a Section 13D reporting group and may be deemed to beneficially own Class A Shares and Class B Shares owned by other members of the group.

(3)	Johnson Bank reports sole voting and investment power with respect to 297,125 Class A Shares and 47,780 Class B Shares, and shared voting and investment power with respect to 2,210,960 Class A Shares and 103,586 Class B Shares. Of the 2,210,960 Class A Shares for which Johnson Bank reports shared voting and investment power, Ms. Johnson-Leipold also reports beneficial ownership of 949,873 of these shares, Dr. Johnson also reports beneficial ownership of 527,827 of these shares and Ms. Marquart also reports beneficial ownership of 434,770 of these shares. Of the 103,586 Class B Shares for which Johnson Bank reports shared voting and investment power, Ms. Johnson-Leipold also reports beneficial ownership of 25,642 of these shares, Dr. Johnson also reports beneficial ownership of 29,034 of these shares and Ms. Marquart also reports beneficial ownership of 15,258 of these shares. Ms. Johnson-Leipold is indirectly the controlling shareholder of Johnson Bank.

(4)	Ms. Johnson-Leipold reports shared voting and investment power with respect to all of the Class A Shares (other than with respect to 245,907 Class A Shares). Ms. Johnson-Leipold beneficially owns such Class A Shares indirectly as the settlor and beneficiary of a trust and through such trust as a general partner of certain limited partnerships controlled by certain members of Samuel C. Johnson’s family or related entities (the “Johnson Family”) and as a controlling shareholder, with trusts for the benefit of the Johnson Family, of certain corporations. Of the 1,064,337 Class A shares for which Ms. Johnson-Leipold reports shared voting and investment power, Johnson Bank also reports beneficial ownership of 949,873 of these shares and Dr. Johnson also reports beneficial ownership of 29,308 of these shares. Ms. Johnson-Leipold reports sole voting and investment power with respect to 1,037,330 Class B Shares directly held by the Johnson Outdoors Inc. Class B Common Stock Voting Trust, of which she is the controlling shareholder. The remaining 25,642 Class B Shares for which Ms. Johnson-Leipold reports shared voting and investment power are held by Ms. Johnson-Leipold’s revocable trusts. The 245,907 Class A Shares for which Ms. Johnson-Leipold reports sole voting and investment power include options to acquire 175,000 Class A Shares, and 4,129 Class A Shares held by the Johnson Outdoors 401(k) Retirement and Savings Plan, over which Ms. Johnson-Leipold has sole voting power.

(5)	The information is based on a report on a Form 4, dated November 23, 2005, and filed by TowerView LLC with the Securities and Exchange Commission reporting its beneficial ownership as of November 23, 2005. TowerView reported sole voting and investment power with respect to the Class A Shares.

(6)	Dr. Johnson reports sole voting and investment power with respect to 387,596 Class A Shares, which he holds directly, as the sole trustee of the Herbert F. Johnson Distributing Trust and the HFJ Foundation Trust and as the controlling shareholder of S.C. Johnson & Son, Inc. Dr. Johnson reports shared voting and investment power with respect to 527,827 Class A Shares, which are held either by Dr. Johnson’s revocable trusts or by certain partnerships or corporations in which Dr. Johnson or his revocable trusts are general partners or shareholders. Of these 527,827 Class A Shares, all are also reported as beneficially owned by Johnson Bank and 29,308 are also reported as beneficially owned by Ms. Johnson-Leipold. Dr. Johnson reports shared voting and investment power with respect to 29,034 Class B Shares, which are held by Dr. Johnson’s revocable trusts (Johnson Bank also reports these Class B Shares as beneficially owned).

(7)

Ms. Marquart reports shared voting and investment power with respect to all of the Class A Shares reported. Of these 434,770 Class A Shares, all are also reported as beneficially owned by Johnson Bank. Ms. Marquart reports shared voting and investment power with respect to all of the

Class B Shares reported. Of these 15,258 Class B Shares, all are held by Ms. Marquart’s revocable trusts (Johnson Bank also reports these Class B Shares as beneficially owned).

(8)	The information is based on a report on Schedule 13G, dated February 9, 2005, filed by Dimensional Fund Advisors Inc., a registered investment advisor (“Dimensional”), with the Securities and Exchange Commission reporting its beneficial ownership as of December 31, 2004. Dimensional reported sole voting and sole investment power with respect to all of the reported shares. Dimensional disclaims beneficial ownership of all of the reported shares, which are owned by advisory clients of Dimensional.

(9)	Includes options to acquire 23,795 Class A Shares.

(10)	Includes options to acquire 18,795 Class A Shares.

(11)	Includes options to acquire 16,575 Class A Shares.

(12)	Includes 1,165 Class A Shares held by the Company’s 401(k) Retirement and Savings Plan over which Mr. Perkins has sole voting power.

(13)	Includes options to acquire 1,950 Class A Shares.

(14)	Excludes shares beneficially owned by Mr. Lehmann whose resignation as Vice President and Chief Financial Officer became effective July 29, 2005. Includes shares beneficially owned by Gregory E. Lawton, who will not stand for election at the Annual Meeting.

At January 1, 2006, the Johnson Family beneficially owned, 3,458,694 Class A Shares, or approximately 42.97% of the outstanding Class A Shares, and 1,204,946 Class B Shares, or approximately 98.8% of the outstanding Class B Shares.

EXECUTIVE OFFICERS

The following table sets forth the name, age, current position and principal occupation and employment during the past five years of the executive officers of the Company who are not nominees for directors:

Name	Age	Current Position	Other Positions
Jervis B. Perkins	50	Chief Operating Officer of the Company since January 2003. President and Chief Operating Officer of the Company since December 2004.	Prior to joining the Company, Mr. Perkins was employed by Brunswick Corporation for seven years, most recently as Group Manager of the Bowling Products business beginning in February 2000.

David W. Johnson	43	Vice President and Chief Financial Officer of the Company since November 2005.	From July 2005 to November 2005, Mr. Johnson served as Interim Chief Financial Officer and Treasurer of the Company. From December 2001 to July 2005, he served as Director of Operations Analysis of the Company. Prior to joining the Company, Mr. Johnson was employed by Proctor & Gamble in a series of finance positions with increasing responsibility.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for all compensation and benefits provided to the Company’s Chief Executive Officer, other executive officers and key employees. Set forth below is a report explaining the rationale underlying fundamental executive compensation decisions affecting the Company’s executive officers, including the Named Executive Officers.

Overall Compensation Philosophy

The Company’s program is designed to align compensation with Company performance, business strategy, Company values and management initiatives. The Company’s overall compensation objectives will provide a competitive total compensation program designed to attract and retain high quality individuals and maintain a performance oriented culture that fosters increased shareholder value. The compensation policy is as follows:

•	Base salaries will be targeted at a level that allows the Company to attract, retain, and motivate persons of the highest caliber, with the framework for such decisions based on a review of the appropriate labor markets.

•	Incentive plans will be targeted above the competitive median (which is derived from the biennial report from the independent consultants described below) and will be widely used so that employees participate based on relevant Company, team and individual performance.

•	All compensation programs will be designed to focus performance on the enhancement of shareholder value.

The Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company’s success in meeting specified financial goals and the executive’s success in meeting specific performance goals. As an executive’s level of responsibility increases, a greater portion of total compensation is based on performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive’s role and relative impact on business results.

The Compensation Committee monitors the operation of the Company’s executive compensation program. This monitoring includes a biennial report from independent compensation consultants assessing the effectiveness of the Company’s compensation program by comparing the Company’s executive compensation to a general industry group that is reflective of the national labor market from which many companies recruit for executive and managerial talent (the “Comparator Group”). The Comparator Group is not the same as the peer group that the Company uses in its performance graph. The Compensation Committee reviews the selection of companies used in the Comparator Group and believes that these companies fairly represent the Company’s competitors for executive talent.

The Compensation Committee establishes corporate goals and objectives relevant to the compensation of the Named Executive Officers and the Company’s other officers and, in some cases, the other employees of the Company. The Compensation Committee evaluates the performance of the Named Executive Officers and other officers in light of those goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options and other benefits of theses officers.

The key elements of the Company’s executive compensation program consist of base salary, annual bonus and long-term incentives. Senior executive compensation packages are increasingly weighted toward programs contingent upon the Company’s performance. As a result, actual compensation levels of senior executives in any particular year may vary within the range of compensation levels of the competitive marketplace based on the Company’s actual performance and its prior year financial results. Although the Compensation Committee believes strongly in offering compensation opportunities competitive with those of comparable members in the Company’s industry, the most important considerations in setting annual compensation are Company performance and individual contributions. A general description of the elements of the Company’s compensation package, including the basis for the compensation awarded to the Company’s Chief Executive Officer for fiscal 2005, follows.

Base Salary

Base salaries are initially determined by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace. Base salary levels for the Company’s executive officers are generally positioned to be competitive with comparable positions in the Comparator Group. The Compensation Committee annually reviews each executive officer’s base salary. In determining salary adjustments for executive officers, the Committee considers various factors, including the individual’s performance and contribution, the average percentage pay level for similar positions and the Company’s performance. In the case of executive officers with responsibility for a particular business unit, such unit’s financial results are also considered. The Compensation Committee, where appropriate, also considers nonfinancial performance measures such as improvements in product quality, manufacturing efficiency gains and the enhancement of relations with Company customers and employees. The Compensation Committee exercises discretion in setting base salaries within the guidelines discussed above.

Bonus Program

The Compensation Committee recognizes the importance of aligning executive compensation with the interests of the shareholders and believes that improvement in economic value provides an excellent measure of shareholder returns. The Company currently has in effect the Johnson Outdoors Inc. Amended and Restated Worldwide Key Executives’ Discretionary Bonus Plan (the “Cash Bonus Plan”). The Cash Bonus Plan is comprised of two elements which are as follows:

•	Achievement of personalized individual objectives; and

•	Performance against the Company’s Johnson Value Measurement (“JVM”) matrix, which is termed the “Return of Growth” in the Cash Bonus Plan.

The use of individual objectives allows for the establishment of goals that each participant in the Cash Bonus Plan can best impact, which include, but are not limited to: profitability, sales growth, operations efficiency, market share growth, organizational development, or innovation.

The JVM component is aimed directly at improving economic value. For fiscal year 2005, the JVM component included goals for sales growth and return on capital. The annual award is derived from a matrix of potential levels of achievement against flexible, annually established goals (set by the Compensation Committee) that take into consideration factors such as past performance, current market conditions, competition, growth, capital structure needs, and return on operating capital. The goals support the attainment of increased shareholder returns while responding to changes both in the Company’s business and the overall business environment.

Against target, individual payouts range from 0-200%, and, in all cases, the greater percentage of bonus targets are JVM based.

The Company’s executive officers and key employees are included in the Cash Bonus Plan. Target bonuses ranging from 40% to 100% of an executive’s base salary are established by the Compensation Committee for each executive officer at the beginning of the year. The Compensation Committee believes target award opportunities are competitive with industry practices. The Cash Bonus Plan includes approximately 100 participants.

The Compensation Committee retains the final authority to approve individual bonuses and may, at its sole discretion, reduce or eliminate bonuses determined under the Cash Bonus Plan formula. The maximum amount payable under the Cash Bonus Plan during any fiscal year to any person whom the Compensation Committee considers a covered employee within the meaning of Section 162(m) of the Internal Revenue Code is equal to $850,000.

Long-Term Incentives

Long-term incentives are designed to encourage and create significant ownership of Company stock by key executives, thereby promoting a close identity of interests between the Company’s management and its shareholders. Another objective of long-term incentives is to encourage and reward executives for long-term strategic management and the enhancement of shareholder value. The Company’s equity-based award practices are designed to be competitive with those offered by other recreation and sporting goods companies and other leading manufacturing companies in Wisconsin. To this end, the Compensation Committee considers recommendations from the Company’s independent compensation consultants in determining the level of equity-based awards.

The Company historically granted two forms of long-term incentives: stock options and, on a more selective basis, restricted stock. In December 2002, the Company adopted a phantom share plan to provide an alternative vehicle for the granting of long-term incentives.

Stock Options and Restricted Stock. The Company has established the Johnson Outdoors Inc. Long-Term Stock Incentive Plan, which was last amended in July 2005 (the “2000 Plan”). The 2000 Plan allows the Compensation Committee of the Board of Directors to grant certain forms of equity incentive compensation to officers and other key employees of the Company. Under the 2000 Plan, the Compensation Committee can grant participants (1) stock options, which may be either incentive stock options meeting the requirements of section 422 of the Internal Revenue Code or non-qualified stock options, and (2) awards of restricted stock, which can consist of performance shares. The Compensation Committee has authority to determine which participants receive awards under the 2000 Plan, the types of awards and the terms of the awards (including vesting criteria for each award). The purpose of the 2000 Plan is to enhance the Company’s ability to attract and retain qualified employees by providing such persons meaningful incentives that are directly linked to the Company’s profitability and which are intended to increase shareholder value.

Phantom Shares. Pursuant to the Johnson Outdoors Inc. Phantom Share Long-Term Incentive Plan (the “Phantom Share Plan”), on an annual basis, the Compensation Committee fixes a cash target award for each participant. A participant earns such cash target award (assuming such participant remains employed by the Company or one of its subsidiaries) subject to the achievement of performance goals selected by the Compensation Committee in its sole discretion. The earned cash target award for a participant in any year may be equal to, or less or greater than, the cash target award established by the Compensation Committee for such participant for that year under the Phantom Share Plan, but under no circumstance shall such earned cash target award for a participant be less than 75% or greater than 125% of the cash target award established by the Compensation Committee for the participant for that year. That portion, if any, of a cash target award unearned by a participant in the year the award was granted is forfeited by the participant.

On the date that a cash target award is earned, such earned award is immediately converted into that number of phantom shares equal to (i) the aggregate dollar value of the earned cash target award divided by (ii) the “fair market value” of one share of Class A common stock on that date. For purposes of the Phantom Share Plan, the term “fair market value” of one share of Class A common stock on any given date is the weighted average of the closing sales prices of the Class A common stock during the 90-day trailing trading period immediately preceding the date of determination, as reported on the NASDAQ Stock Market or on such other exchange or market on which shares of the Company’s common stock are then traded.

The phantom shares held by a participant become 100% vested on the third anniversary of the date on which such phantom shares are issued, provided that the participant remains continuously employed by the Company or one of its subsidiaries during that period or except as otherwise provided in the Phantom Share Plan, and provided further that if the fair market value of the Class A common stock on the date of vesting has declined by more than 25% as compared with the fair market value on the date the cash target award was earned, then vesting will be suspended for one year, and if the fair market value on the fourth anniversary of the date the phantom shares were issued is at least 75% of the fair market value on the date the cash target award was earned, then vesting will occur. Phantom shares that do not vest are forfeited. In the event that phantom shares granted under the Phantom Share Plan vest, the participant holding such phantom shares shall generally be entitled to receive, within 30 days of the vesting date and in full satisfaction of the vested phantom shares, a cash payment equal to the product of (i) the number of vested phantom shares multiplied by (ii) the fair market value of one share of Class A common stock based on the ninety-day trailing average on the date of vesting. There were no grants of phantom shares in 2005 and the Company does not anticipate further grants of phantom shares going forward.

2005 Awards. On December 12, 2005, after publication of the financial results for fiscal 2005, the Compensation Committee granted shares of restricted stock to certain key executives of the Company in accordance with the methodology described above, including 21,110 shares of Class A common stock to Ms. Johnson-Leipold and 10,555 shares of Class A common stock to Mr. Perkins.

Compensation of Chief Executive Officer

During Fiscal 2005, the Compensation Committee reviewed the compensation package of Ms. Johnson-Leipold, the Company’s Chairman and Chief Executive Officer, in accordance with the general factors, procedures and methodology outlined above. Based upon such review, effective January 1, 2005, Ms. Johnson-Leipold’s annualized base salary was increased from $482,800 to $500,000. Additionally, in fiscal 2005, the Compensation Committee approved a bonus of $406,598 for Ms. Johnson-Leipold in accordance with the terms of the Cash Bonus Plan and awarded her 10,620 shares of restricted stock on June 1, 2005.

Compliance with Internal Revenue Code Section 162(m)

The Company intends, in all appropriate cases, to make the compensation paid to its executives fully deductible under Section 162(m) of the Internal Revenue Code.

The Compensation Committee of the Board of Directors

Thomas F. Pyle, Jr. (Chairman) Terry E. London John M. Fahey, Jr.

Summary Compensation Information

The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Company’s Chief Executive Officer and each of its other most highly compensated executive officers, whose total annual salary and bonus compensation exceeded $100,000 for fiscal 2005. The persons named in the table are sometimes referred to herein as the “Named Executive Officers.”

		Annual Compensation		Long-Term Compensation
Name and Principal Position(s)	Year	Salary	Bonus(4)	Restricted Stock Awards($)(5)	All Other Compensation(6)
Helen P. Johnson-Leipold Chairman and Chief Executive Officer (1)	2005 2004 2003	$495,700 477,600 456,500	$406,598 700,162 63,339	$183,195 — —	$74,597 53,180 67,100

Jervis B. Perkins President and Chief Operating Officer (2)	2005 2004 2003	$335,700 311,250 221,730	$210,551 305,025 54,817	$118,835 — —	$35,250 27,540 22,000

Paul A. Lehmann Vice President, Chief Financial Officer and Treasurer (3)	2005 2004 2003	$229,200 265,500 255,525	$118,267 224,454 52,639	— — —	$563,276 29,409 30,208

Footnotes to Summary Compensation Table

(1)	Ms. Johnson-Leipold has been Chairman and Chief Executive Officer since March 1999.

(2)	Mr. Perkins has been President and Chief Operating Officer since December 2004. From January 2003 to December 2004, he served as Chief Operating Officer.

(3)	Mr. Lehmann’s resignation as Vice President, Chief Financial Officer and Treasurer became effective July 29, 2005.

(4)	The amounts in the table for the year ended September 30, 2005 consist of amounts accrued under the Johnson Outdoors Inc. Amended and Restated Worldwide Key Executives’ Discretionary Bonus Plan.

(5)	The amounts in the table reflect the closing market value on the date of grant (June 1, 2005), which was $17.25 per share, of restricted shares of Class A Common Stock awarded under the Johnson Outdoors Inc. 2000 Long-Term Stock Incentive Plan. The number of restricted (unvested) shares held by the named executive officers and the closing market value of such shares as of September 30, 2005, which was $16.66 per share, were as follows: Ms. Johnson-Leipold 10,620 shares ($176,929) and Mr. Perkins 6,889 shares ($114,771). One-third of the shares awarded vest on each successive anniversary of the date of award. Holders of unvested restricted shares are not entitled to vote such shares nor receive dividends, if any, on such shares.

(6)	The amounts in the table for the year ended September 30, 2005 consist of the following:

(a)	Amounts to be credited for qualified retirement contributions are $16,800 for Ms. Johnson-Leipold, $16,800 for Mr. Perkins, and $16,800 for Mr. Lehmann.

(b)	Company matching contributions to the executives’ 401(k) plan accounts during the year ended September 30, 2005 of $7,000 for Ms. Johnson-Leipold, $7,000 for Mr. Perkins, and $5,339 for Mr. Lehmann.

(c)	Company contributions to the executives’ non-qualified plan accounts during the year ended September 30, 2005 of $50,797 for Ms. Johnson-Leipold, $11,450 for Mr. Perkins, and $11,611 for Mr. Lehmann.

(d)	$500,000 to be paid to Mr. Lehmann under his separation agreement. See “Agreements with Named Executive Officers.” Severance payments totaling $83,333.36 were paid to Mr. Lehmann between August 1, 2005 and September 30, 2005.

(e)	$29,526 paid to Mr. Lehmann during fiscal year ended September 30, 2005 for earned and unused vacation.

Stock-Based Compensation

Ms. Johnson-Leipold was awarded 10,620 restricted shares of Class A common stock and Mr. Perkins was awarded 6,889 restricted shares of Class A common stock on June 1, 2005 based upon fiscal 2004 performance.

Option Grants During Fiscal 2005. The Company did not grant any stock options to the Named Executive Officers of the Company during the fiscal year ended September 30, 2005.

Fiscal Year-End Option Values. The following table provides certain information regarding the value of unexercised options held by the Named Executive Officers at September 30, 2005 and the value realized upon exercise of options during fiscal 2005. Paul Lehmann exercised options following his resignation from the Company. The following table shows the number of shares covered by both “exercisable” (namely, vested) and “unexercisable” (namely, unvested) stock options as of September 30, 2005. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the September 30, 2005 closing price of the Class A common stock of $16.66.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised		Value of Unexercised In-the-Money
			Options at 9/30/05		Options at 9/30/05
			Exercisable	Unexercisable	Exercisable	Unexercisable
Helen P. Johnson-Leipold	—	$—	175,000	—	$1,614,225	$—
Paul A. Lehmann	40,000	479,250	—	—	—	—
Jervis B. Perkins	—	—	—	—	—	—

Long Term Incentive Plan Awards in Last Fiscal Year

Pursuant to the Company’s phantom share plan, on an annual basis, the Company’s Compensation Committee fixes a cash target award for each participant. On the date that a cash target award is earned, such earned award is immediately converted into that number of phantom shares equal to (i) the aggregate dollar value of the earned cash target award divided by (ii) the fair market value of one share of Class A common stock based on the ninety-day trailing average on that date. The phantom shares held by a participant become 100% vested on the third anniversary of the date on which such phantom shares are issued, provided that the participant remains continuously employed by the Company or one of its subsidiaries during that period or except as otherwise provided in the phantom share plan, and provided further that if the fair market value of the Class A common stock on the date of vesting has declined by more than 25% as compared with the fair market value on the date the cash target award was earned, then vesting will be suspended for one year, and if the fair market value on the fourth anniversary of the date the phantom shares were issued is at least 75% of the fair market value on the date the cash target award was earned, then vesting will occur. Upon vesting, the participant holding such phantom shares is generally entitled to receive, within 30 days of the vesting date and in full satisfaction of the vested phantom shares, a cash payment equal to the product of (i) the number of vested phantom shares multiplied by (ii) the fair market value of one share of Class A common stock based on the ninety-day trailing average on the date of vesting.

There were no grants of phantom shares in 2005 and the Company does not anticipate further grants of phantom shares going forward.

Total Shareholder Return

The graph below compares on a cumulative basis the yearly percentage change since September 29, 2000 in the total return (assuming reinvestment of dividends) to shareholders on the Class A common stock with (a) the total return (assuming reinvestment of dividends) on The NASDAQ Stock Market-U.S. Index; (b) the total return (assuming reinvestment of dividends) on the Russell 2000 Index; and (c) the total return (assuming reinvestment of dividends) on a self-constructed peer group index. This year, the Company is transitioning to a new peer group which consists of Arctic Cat Inc., Brunswick Corporation, Callaway Golf Company, K2 Inc., and Nautilus, Inc. In previous years, the peer group consisted of K2 Inc., Brunswick Corporation and Huffy Corporation. The graph assumes $100 was invested on September 29, 2000 in Class A common stock, The NASDAQ Stock Market-U.S. Index, the Russell 2000 Index and the peer group indices.

	9/29/00	9/28/01	9/27/02	10/3/03	10/1/04	9/30/05
Johnson Outdoors	100.00	93.27	157.12	194.59	278.20	240.14
NASDAQ Market Index (U.S.)	100.00	41.09	33.18	50.98	53.96	61.52
Russell 2000 Index	100.00	78.79	71.46	97.55	115.86	136.66
New Peer Group	100.00	93.11	103.14	128.45	176.97	160.95
Old Peer Group	100.00	90.15	118.41	158.19	254.03	208.32

Agreements with Named Executive Officers

In June 2005, the Company entered into a separation agreement with Mr. Lehmann, the Company’s former Vice President and Chief Financial Officer. Pursuant to the terms of this agreement, Mr. Lehmann resigned from his position with the Company and its subsidiaries as of July 29, 2005. The Company agreed to a severance payment of $500,000 to be paid semi-monthly for a 12 month period from the termination date, with the balance to be paid in full should Mr. Lehmann secure new employment. Mr. Lehmann secured new employment and was paid in full on November 30, 2005. The Company also agreed to a bonus based on fiscal 2005 results payable in December 2005. In addition, Mr. Lehmann will receive certain benefits until the earlier of commencement of new employment or July 29, 2006. Under this agreement, Mr. Lehmann agreed not to be employed by, or affiliated with, certain competitors of the Company during the period beginning on his resignation date and ending July 29, 2006 (the “Restricted Period”). Mr. Lehmann has also agreed to maintain the confidentiality of the Company’s proprietary information and trade secrets during the Restricted Period and for two years thereafter. In the event that Mr. Lehmann violates the terms of the agreement, the Company is entitled to withhold and terminate all payments and benefits provided under the agreement and recover from Mr. Lehmann all payments and benefits previously provided to him thereunder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company purchases certain services primarily from S.C. Johnson & Son, Inc. (“S.C. Johnson”) and, to a lesser extent, from other organizations controlled by Johnson Family members (including Ms. Johnson-Leipold) and other related parties. For example, the Company leases its Headquarters facility from Johnson Financial Group and S.C. Johnson provides the Company with (1) administrative services pertaining to things like office equipment leasing and travel services; (2) information processing and telecommunication services; (3) use of S.C. Johnson’s aircraft and crews, pursuant to a time sharing agreement; and (4) from time to time, certain loaned employees. The Company believes that the amounts paid to these organizations are no greater than the fair market value of the services. The total amount incurred by the Company for the foregoing services during the fiscal year ended September 30, 2005 was approximately $2,436,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and more than 10% shareholders to file with the Securities and Exchange Commission reports on prescribed forms of their beneficial ownership and changes in beneficial ownership of Company stock and furnish copies of such forms to the Company. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 reports were required to be filed, the Company believes that during the year ended September 30, 2005, all reports required by Section 16(a) to be filed by the Company’s officers, directors and more than 10% shareholders were filed on a timely basis, except Helen P. Johnson-Leipold filed a form 4 report on July 7, 2005 reporting the receipt of an award of restricted stock on June 1, 2005; and Jervis B. Perkins filed a form 4 report on July 5, 2005 reporting the receipt of an award of restricted stock on June 1, 2005.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to examine the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending September 29, 2006, as well as attest to management’s assessment of internal controls over financial reporting for the fiscal year ending September 29, 2006. Unless otherwise directed, proxies will be voted in FAVOR of the ratification of such appointment.

Although this appointment is not required to be submitted to a vote of shareholders, the Board of Directors believes it appropriate as a matter of policy to request that the shareholders ratify the appointment. If shareholder ratification is not received, the Board of Directors will reconsider the appointment. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), for presentation at the 2007 Annual Meeting of Shareholders must be received at the offices of the Company, 555 Main Street, Racine, Wisconsin 53403 by October 2, 2006 for inclusion in the proxy statement and form of proxy relating to the meeting. In addition, a shareholder who otherwise intends to present business at the 2007 Annual Meeting of Shareholders must comply with the requirements set forth in the Company’s Bylaws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Bylaws, to the Secretary of the Company not more than 90 days prior to the date of such annual meeting and not less than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Under the Bylaws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (namely, proposals shareholders intend to present at the 2007 Annual Meeting of Shareholders but do not intend to have included in the Company’s proxy statement and form of proxy for such meeting) prior to the close of business on December 31, 2006 (assuming a March 1, 2007 meeting date), then the notice will be considered untimely and the Company will not be required to present such proposal at the 2007 Annual Meeting of Shareholders. If the Board of Directors chooses to present such proposal at the 2007 Annual Meeting of Shareholders, then the persons named in the proxies solicited by the Board of Directors for the 2007 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

The Company has filed an Annual Report on Form 10-K with the SEC for the fiscal year ended September 30, 2005. This Form 10-K will be mailed to each person who is a record or beneficial holder of shares of Class A common stock or Class B common stock on the record date for the Annual Meeting. Pursuant to, and in accordance with, the rules of the SEC, the Company, where allowed, is delivering only one copy of the Company’s 2005 Annual Report on Form 10-K and this Proxy Statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2005 Annual Report on Form 10-K and/or this Proxy Statement to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder residing at a shared address and would like to request an additional copy of the Company’s 2005 Annual Report on Form 10-K and/or this Proxy Statement now or with respect to future mailings (or to request to receive only one copy of the Annual Report and Proxy Statement if you are currently receiving multiple copies), then you may notify the Company (1) by writing to the Corporate Secretary, Johnson Outdoors Inc., 555 Main Street, Suite 342, Racine, Wisconsin 53403 or (2) via email to: corporate@johnsonoutdoors.com.

The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited in person or by telephone by certain officers and employees of the Company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The Company will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of the Company’s common stock.

Neither the Board of Directors nor management intends to bring before the Annual Meeting any matters other than those referred to in the Notice of Annual Meeting and this Proxy Statement. In the event that any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the proxy forms to vote the shares represented by each such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors

Alisa Swire

Secretary

January 27, 2006

APPENDIX A

JOHNSON OUTDOORS INC.

CHARTER OF THE AUDIT COMMITTEE

(Adopted June 30, 2000 and amended July 25, 2005)

I.	PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Johnson Outdoors Inc. (the “Company”) in fulfilling its oversight responsibilities by overseeing: (a) the controls and other procedures of the Company that are designed to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission (the “SEC”) (“disclosure controls and procedures”), including overseeing the preparation of the financial reports and other financial information provided by the Company to any governmental body or the public; (b) the Company’s controls and process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements required to be in conformity with Generally Accepted Accounting Principles as addressed by the Codification of Statements on Auditing Standards, AU Section 319, as in effect from time to time, or any superseding definition or other literature that is issued or adopted by the Public Company Accounting Oversight Board (“internal controls and procedures”); and (c) the Company’s auditing, accounting and financial reporting processes generally as well as the audits of the Company’s financial statements. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s compliance with legal and regulatory requirements and the Company’s financial reporting, disclosure controls and procedures and internal controls and procedures.

•	Appoint the independent auditors and determine their compensation.

•	Review, evaluate and oversee the audit efforts of the Company’s independent auditors and internal auditors.

•	Provide an open avenue of communication among the independent auditors, management, the Board and the internal auditors.

•	Prepare the Audit Committee Report required to be included in the Company’s annual proxy statement.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section V of this Charter.

II.	COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom, shall meet the independence and experience requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”) and the rules and regulations of the SEC, and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. No member of the Committee may serve on the audit committees of more than three public companies unless the Board determines that such service does not, and will not, impair the member’s ability to effectively serve on the Committee and discloses the determination in the Company’s annual proxy statement. All members of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee must be designated by the Board to be the “audit committee financial expert,” as defined by the SEC pursuant to the Sarbanes-Oxley Act of 20021. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

The Board shall appoint the members of the Committee in accordance with and pursuant to Section 4.01 of the Company’s Bylaws. Also pursuant to Section 4.01 of the Company’s Bylaws, the Board shall appoint the Chairman of the Committee, and in the absence of any such designation by the Board, the members of the Committee shall designate one member of the Committee as its Chairman. The Chairman will chair all regular sessions of the Committee and, in consultation with the Chairman of the Board, set the agendas for Committee meetings. Each member shall serve until his or her successor is duly elected and qualified or until such member’s earlier death, resignation or removal. The Board may remove any member of the Committee, with or without cause, by a majority vote, pursuant to Section 3.08 and Section 4.01 of the Company’s Bylaws.

III.	MEETINGS

The Committee shall meet at least quarterly or more frequently as circumstances dictate. Any member of the Committee may call meetings of the Committee. All meetings of, and actions taken by, the Committee shall be held and taken pursuant to and in accordance with the Company’s Bylaws.

The Committee may ask members of management or others to attend any meeting and provide pertinent information as necessary. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditors and the independent auditors in separate executive sessions to discuss any matters that the Committee and/or any of these groups believe should be discussed privately.

The Committee believes the policies and procedures by which it carries out its responsibilities should remain flexible in order to be in the best position to react to changing conditions and to ensure that the Committee is able to fulfill its duties and responsibilities efficiently and effectively. The Committee will from time to time adopt such additional policies and

[1]	The NASDAQ rules require at lease one member of the audit committee to have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a CEO or CFO. The NASDAQ rules do not require that audit committees have an SEC-defined “audit committee financial expert.” The SEC rules require companies to disclose whether or not an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K, serves on the audit committee and, if not, to explain why not . The Interpretive Material to NASDAQ Rule 4350 provides that an “audit committee financial expert” is presumed to meet the financial sophistication requirement.

procedures for the conduct of its business pursuant to this Charter as the Committee members may deem necessary or appropriate. Any such additional rules or procedures shall be consistent with the Company’s Articles of Incorporation and Bylaws and this Charter, in each case as in effect from time to time.

A majority of the members of the Committee present in person or participating in the meeting by, or through the use of, any means of communication that meet the standards set forth in Section 3.12 of the Company’s Bylaws shall constitute a quorum.

The Committee shall maintain minutes or other records of meetings and activities of the Committee.

IV.	AUTHORITY

In discharging its oversight role, the Committee is granted the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisers, the cost to be borne by the Company, as it determines necessary to carry out its duties. The Committee, in its capacity as a committee of the Board, shall determine the appropriate funding that the Company shall provide for payments of (a) compensation to any independent public accountant engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (b) compensation to any advisers employed by the Committee, as provided for above; and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

V.	RESPONSIBILITIES AND DUTIES

In performing its responsibilities and duties, the Committee will seek to provide an open avenue of communication among the independent auditors, management, the Board and the internal auditors. The Committee is intended to provide an independent and, as appropriate, confidential forum in which interested parties can freely discuss information and concerns about the Company’s financial reporting, disclosure controls and procedures and internal controls and procedures.

The Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee. The Committee shall have the sole power to: (a) establish and implement policies and procedures for the Committee’s review and approval or disapproval of all proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K), in accordance with the rules and regulations of NASDAQ, as such rules are in effect from time to time; (b) hire, fire and replace the independent auditors, based on the Committee’s judgment of the independent auditors’ independence and effectiveness, as well as review and approve all fees and engagement terms; (c) resolve any disagreement between management and the independent auditors; (d) pre-approve all auditing services in accordance with applicable law or regulation; and (e) pre-approve all permissible non-audit services performed by the independent auditors in accordance with applicable law or regulation, subject to any de minimis exception that may be provided by applicable law or regulation. The Committee will not approve any of the “prohibited activities” identified in Section l0A(g) of the Exchange Act.

The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals of audit and permitted non-audit services. Any decision by such member or members to grant pre-approval shall be presented to the Committee at its next scheduled meeting.

To fulfill its responsibilities and duties the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NASDAQ or any other applicable regulatory authority:

General

•	Review and update this Charter periodically as conditions dictate, but in any event at least annually.

•	Discuss with the independent auditors, in accordance with the Exchange Act, prior to the filing of the independent auditors’ audit report, (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information permissible under Generally Accepted Accounting Principles that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and (c) other material written communications between management and the independent auditors.

•	Review the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the financial statements of the Company.

•	Review and discuss with management and the independent auditors the Company’s annual audited financial statements to be included in the Company’s Annual Report on Form 10-K, prior to filing the Annual Report with the SEC, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and any reports or other financial information submitted to any governmental body, or the public, including any attestation, certification, report, opinion, or review rendered by the independent auditors. Based on (a) the Committee’s review and discussion of the Company’s annual audited financial statements with management and the independent auditors, (b) the Committee’s discussions with the independent auditors on their independence and the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as in effect from time to time, (c) the Committee’s receipt of the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as in effect from time to time, and its discussions with the independent auditors the independent auditors’ independence[2] and (d) such other factors and circumstances as are determined appropriate by the Committee, the Committee will recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•	Prepare the Audit Committee Report required to be included in the Company’s annual proxy statement.

•	Review the regular internal reports to management prepared by the internal auditors and management’s response.

[2]	See Item 306(a)(3) of Regulation S-K.

•	Discuss with management and the independent auditors the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

•	Review and discuss with management and the independent auditors the Company’s quarterly financial results included in the Form 10-Q, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and the results of the independent auditors’ review of the quarterly financial statements.

•	Review the type and presentation of information to be included in the Company’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance).

•	Review periodically with the Company’s chief executive officer and senior financial officers (namely, the chief financial officer, the principal accounting officer, the controller and any other employee performing similar functions, collectively, the “Senior Officers”) (a) any significant deficiencies or weaknesses in the design or operation of the disclosure controls and procedures and internal controls and procedures, including any significant deficiencies and material weaknesses that could adversely affect the Company’s ability to record, process, summarize and timely report financial information as required by the SEC; (b) any fraud (whether or not material) involving management or other employees significantly involved with disclosure controls and procedures and internal controls and procedures; (c) whether or not there were significant changes in disclosure controls and procedures and internal controls and procedures or other factors that could significantly affect such controls; and (d) any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditors for the purpose of rendering the Company’s financial statements materially misleading.

•	Discuss with senior management, including the Senior Officers, the areas of financial risk that could have a material adverse effect on the Company’s results of operation or financial condition and the steps management has taken to monitor and control such risks, and the Company’s risk assessment and risk management guidelines and policies.

•	Report the Committee’s activities, including its conclusions with respect to the internal auditors and the independent auditors, to the Board at the Board’s meeting next following each Committee meeting so that the Board is kept fully informed of the Committee’s activities on a current basis.

Independent Auditors

•	Select, evaluate, appoint and, where appropriate, replace the Company’s independent auditors and determine the fees and other compensation to be paid to the independent auditors.

•	Discuss with the independent auditors their independence and the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as in effect from time to time.

•	Obtain and review the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as in effect from time to time, and discuss with the independent auditors the independent auditor’s independence by actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors.

•	Take, or recommend that the Board take, appropriate action to oversee the independence of the Company’s independent auditors.

•	Review with the independent auditors, in advance, the scope and timing of the annual audit, including the scope of complementary internal audit activities, and monitor such plan’s progress and results during the year.

•	Review and evaluate the lead partner of the independent auditors’ audit team.

•	Review with the independent auditors the results of the annual audit.

•	Review the performance of the independent auditors.

•	Periodically consult with the independent auditors out of the presence of management about internal controls and procedures and the fullness and accuracy of the Company’s financial statements.

•	Monitor the rotation of the lead partner, the concurring review partner, the client service partner, and other “line” partners directly involved in the performance of the audit for the Company, as required by applicable law or regulation.

•	Obtain and review on an annual basis a report from the independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

•	Receive periodic reports from the Company’s independent auditors, management and director of the internal auditors to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

Financial Reporting Processes

•	Review the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Company’s internal audit function, through inquiry and discussions with the Company’s independent auditors, management and the director of the internal auditors.

•

Review the yearly report prepared by management, and attested to by the Company’s independent auditors, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s Annual Report on Form 10-K.

•	Review the Company’s level of involvement and interaction with the Company’s internal audit function, including the Committee’s line of authority and role in appointing and compensating employees in the internal audit function.

•	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditors.

Process Improvement

•	Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

•	Review any significant disagreement (even if adequately resolved) among management and the independent auditors or the internal auditors in connection with the preparation of the financial statements.

•	Conduct annually a self-assessment of its performance during the previous year. In addition, from time to time, the Board may conduct a similar assessment of the Committee. The purpose of these assessments is to increase the effectiveness of the Committee and its members. Compliance with the responsibilities listed in this Charter shall form the principal criteria for such assessments, as well as such other factors and circumstances as are determined appropriate by the Committee or the Board, as the case may be.

Ethical and Legal Compliance

•	As directed by the Board, assist in the establishment, review and periodic update of any codes of ethical conduct or similar policies in effect at the Company from time to time (collectively, the “Code”).

•	Review management’s monitoring of the Company’s compliance with the Code.

•	Review activities, organizational structure, and qualifications of the internal audit department.

•	Meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Company, (ii) legal compliance matters, including corporate securities trading policies ,and (iii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Company or any of its directors, officers, employees, or agents or breaches of fiduciary duty to the Company.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Other

•	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

VI.	LIMITATION ON COMMITTEE’S ROLE

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit, or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary.

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.

CLASS A	JOHNSON OUTDOORS INC.	PROXY
COMMON STOCK

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 1, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

JOHNSON OUTDOORS INC.

The undersigned constitutes and appoints HELEN P. JOHNSON-LEIPOLD and ALISA D. SWIRE, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below, all shares of Class A common stock of Johnson Outdoors Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at its headquarters, located at 555 Main Street, Racine, Wisconsin, on Wednesday, March 1, 2006, at 10:00 a.m. local time, and at any adjournment or postponement thereof:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SPECIFIED IN ITEM 1 AND FOR RATIFICATION OF ERNST & YOUNG LLP.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

PLEASE VOTE, SIGN, DATE, DETACH AND MAIL THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side.)

Δ        FOLD AND DETACH HERE        Δ

7125—Johnson Outdoors Inc. (Class A)

JOHNSON OUTDOORS INC. 2006 ANNUAL MEETING

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    ■

CONTROL NUMBER
1. ELECTION OF DIRECTORS By Holders of Class A common stock Terry E. London John M. Fahey, Jr.	For All ☐	Withhold All ☐	For All Except ☐	2. Ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as auditors of the Company for its fiscal year ending September 29, 2006.	For ☐	Against ☐	Abstain ☐

(Instructions: To withhold authority to vote for any individual nominee, write the name(s) of the nominee(s) above.) The Board of Directors recommends a vote FOR Item 1.				The Board of Directors recommends a vote FOR such appointment.
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
Check appropriate box Indicate changes below:

Address Change? ☐ Name Change? ☐

Date:______________________

Signature(s)_______________________________________

Note: Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officer and affix corporate seal, if any. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ    FOLD AND DETACH HERE    Δ

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE, DETACH AND MAIL THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

JOHNSON OUTDOORS INC.

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card will vote all shares of Class A Common Stock of Johnson Outdoors Inc. that you are entitled to vote.

Please carefully consider the issues discussed in the Proxy Statement and cast your vote by:

• accessing the World Wide Web site http://www.eproxyvote.com/jout/ to vote via the internet.

•      using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

• completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

You can vote via the internet or by phone at any time prior to 11:59 P.M. Central Time, February 28, 2006. You will need the control number printed at the top of this instruction card to vote via the internet or by phone. If you do so, you do not need to mail in your proxy card.

7125—Johnson Outdoors Inc. (Class A)

CLASS B	JOHNSON OUTDOORS INC.	PROXY
COMMON STOCK

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 1, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

JOHNSON OUTDOORS INC.

The undersigned constitutes and appoints HELEN P. JOHNSON-LEIPOLD and ALISA D. SWIRE, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below, all shares of Class B common stock of Johnson Outdoors Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at its headquarters, located at 555 Main Street, Racine, Wisconsin, on Wednesday, March 1, 2006, at 10:00 a.m. local time, and at any adjournment or postponement thereof:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SPECIFIED IN ITEM 1 AND FOR RATIFICATION OF ERNST & YOUNG LLP.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

PLEASE VOTE, SIGN, DATE, DETACH AND MAIL THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side.)

Δ        FOLD AND DETACH HERE        Δ

7126—Johnson Outdoors Inc. (Class B)

JOHNSON OUTDOORS INC. 2006 ANNUAL MEETING

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    ■

CONTROL NUMBER
1. ELECTION OF DIRECTORS By Holders of Class B common stock Helen P. Johnson-Leipold Thomas F. Pyle, Jr. W. Lee McCollum Edward F. Lang	For All ☐	Withhold All ☐	For All Except ☐	2. Ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as auditors of the Company for its fiscal year ending September 29, 2006.	For ☐	Against ☐	Abstain ☐

(Instructions: To withhold authority to vote for any individual nominee, write the name(s) of the nominee(s) above.) The Board of Directors recommends a vote FOR Item 1.				The Board of Directors recommends a vote FOR such appointment.
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Check appropriate box Indicate changes below:

Address Change? ☐ Name Change? ☐

Date:______________________

Signature(s)_______________________________________

Note: Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officer and affix corporate seal, if any. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ    FOLD AND DETACH HERE    Δ

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE, DETACH AND MAIL THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

JOHNSON OUTDOORS INC.

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card will vote all shares of Class B Common Stock of Johnson Outdoors Inc. that you are entitled to vote.

Please carefully consider the issues discussed in the Proxy Statement and cast your vote by:

• accessing the World Wide Web site http://www.eproxyvote.com/jout/ to vote via the internet.

•      using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

• completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

You can vote via the internet or by phone at any time prior to 11:59 P.M. Central Time, February 28, 2006. You will need the control number printed at the top of this instruction card to vote via the internet or by phone. If you do so, you do not need to mail in your proxy card.

7126—Johnson Outdoors Inc. (Class B)